First Farmers & Merchants Corporation

Announces Dividend

    COLUMBIA, Tenn., January 2, 2007 - First Farmers & Merchants Corporation announced today that it has paid a semi-annual dividend to shareholders in the amount of $0.35 per share.  This is the 51st consecutive increase in semi-annual dividends.

    "The payment of this dividend amounts to a payout of $1,990,680.65 to over 2,400 shareholders of our company" according to T. Randy Stevens, Chairman and CEO.  "First Farmers and Merchants Bank created a holding company in 1982 and it has paid a semi-annual dividend since its inception.  Prior to the holding company, the Bank had paid dividends for many years to its shareholders.  It is a privilege to be able to return a portion of our profit to the owners of the largest community bank based in Maury County."

    Founded in 1909, First Farmers & Merchants Bank (Member FDIC) is one of the largest independent banks in Tennessee, with total assets over $800 million and an additional $2.8 billion in assets held by its Trust & Financial Management Department. Headquartered in Columbia, the bank operates 20 offices in a seven-county area that includes Maury, Lawrence, Marshall, Hickman, Dickson, Giles and Williamson counties. It is distinguished by its commitment to traditional, personal banking relationships that incorporate state-of-the-art technology to provide the highest possible level of service.